Exhibit 4.19

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANFERRED OR DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUSEL SATISFACTORY TO COUNSEL TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE.

THIS NOTE IS ONE OF A SERIES OF NOTES OF THE SAME TERMS AND TENOR THAT MAY BE ISSUED BY MAKER UP TO AN AGGREGATE OF $275,000.

POWER2SHIP, INC.

18% PROMISSORY NOTE (the “Note”)

$75,000.00	December 5, 2003

FOR VALUE RECEIVED, the undersigned maker, POWER2SHIP, INC., a Nevada corporation (the “Maker”), promises to pay to the order of Jefferson Henn (the “Payee”), the principal sum of SEVENTY-FIVE THOUSAND DOLLARS and Zero CENTS ($75,000.00) in full on or before December 1, 2004 (the “Due Date”). The outstanding balance of the Note shall earn interest at the rate of 18% per annum payable in arrears on each monthly anniversary of this Note until it is repaid.

Maker shall be entitled to repay this Note, in whole or in part, at any time. Notwithstanding the foregoing, Maker shall be required to prepay the Note before the Due Date out of the proceeds to be received by the Maker from the initial closing of Maker’s offering of Convertible Debentures, which is expected to commence in December 2003. Such prepayment shall be made directly from the closing proceeds and paid from escrow.

In addition, Payee shall receive two (2) stock certificates each of which shall represent Twenty Thousand Four Hundred Fifty-Five (20,455) shares of Maker’s common stock (“Shares”). In the event Maker prepays the outstanding balance of the Note, and the interest accrued thereon, within fifteen (15) days hereof, then one (1) of the aforementioned stock certificates shall be cancelled. Unless the Shares are covered by an effective registration statement, the Shares shall be “restricted securities” as that term is defined in the Securities Act of 1933, as amended. The certificate representing such shares shall bear the following or a similar legend:

These securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under any applicable federal and state securities laws, or an opinion of counsel satisfactory to counsel to the corporation that an exemption from registration is available.